Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 27507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, April 18, 2024 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $27.7 million, or $0.47 per diluted share, for the quarter ended March 31, 2024, an increase from $26.9 million, or $0.46 per diluted share, for the corresponding prior year period, and $26.7 million, or $0.46 per diluted share, for the prior linked quarter. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,
Performance Ratios (Annualized):	March 31,	December 31,	March 31,
	2024	2023	2023
Return on average assets	0.82%	0.78%	0.82%
Return on average stockholders’ equity	6.65	6.41	6.77
Return on average tangible stockholders’ equity (a)	9.61	9.33	10.00
Return on average tangible common equity (a)	10.09	9.81	10.53
Efficiency ratio	59.56	60.38	60.78
Net interest margin	2.81	2.82	3.34
(a) Return on average tangible stockholders’ equity and return on average tangible common equity (“ROTCE”) are non-GAAP (“generally accepted accounting principles”) financial measures and exclude the impact of intangible assets and goodwill from both assets and stockholders’ equity. ROTCE also excludes preferred stock from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the quarter ended March 31, 2024 was $25.6 million, or $0.44 per diluted share, a decrease from $32.7 million, or $0.55 per diluted share, for the corresponding prior year period, and a decrease from $26.3 million, or $0.45 per diluted share, for the prior linked quarter.
Core earnings PTPP1 for the quarter ended March 31, 2024 was $36.2 million, or $0.62 per diluted share, as compared to $46.1 million, or $0.78 per diluted share, for the corresponding prior year period, and $37.9 million, or $0.65 per diluted share, for the prior linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,
	March 31,	December 31,	March 31,
Core Ratios[1] (Annualized):	2024	2023	2023
Return on average assets	0.76%	0.77%	1.00%
Return on average tangible stockholders’ equity	8.91	9.20	12.15
Return on average tangible common equity	9.36	9.67	12.80
Efficiency ratio	61.05	60.02	56.49
Core diluted earnings per share	$0.44	$0.45	$0.55
Core PTPP diluted earnings per share	0.62	0.65	0.78

Key developments for the recent quarter are described below:
•Net Interest Margin Stabilization: Net interest margin of 2.81% decreased slightly from the prior linked quarter of 2.82%.
•Capital Accretion: The Company continued to build capital, while also resuming share repurchases. The Company’s estimated common equity tier 1 capital ratio, book value and tangible book value per share were 11.0%, $28.32 and $18.63, respectively, and increased approximately 15 basis points, $0.36 and $0.28 from the prior linked quarter.2 The Company repurchased 957,827 shares totaling $15.1 million.
1 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP or Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation expense, net (gain) loss on equity investments, net loss on sale of investments, net gain on sale of trust business, Federal Deposit Insurance Corporation (“FDIC”) special assessment, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and provision for credit losses. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.
2 Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures and exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

•Expense Management: The Company continued to exercise disciplined expense control. Excluding the FDIC special assessment charge of $418,000 in the current quarter and $1.7 million in the prior linked quarter, non-interest expense decreased slightly to $58.3 million, from $58.5 million.
•Asset Quality: Asset quality metrics remain strong as criticized and classified assets, non-performing loans, and loans 30 to 89 days past due as a percentage of total loans receivable were 1.65%, 0.35%, and 0.17%, respectively. These metrics continue to reflect strong credit performance and remain low compared to pre-pandemic levels.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased to report on our first quarter results, which reflected a stable net interest margin, prudent balance sheet management, and expense discipline. Additionally, we continued to build capital while also resuming share repurchases during the quarter.” Mr. Maher added, “The Company is well positioned to bolster shareholder value through a variety of different economic and industry outlooks.”
The Company’s Board of Directors declared its 109th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on May 17, 2024 to common stockholders of record on May 6, 2024. The Company’s Board of Directors also declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on May 15, 2024 to preferred stockholders of record on April 30, 2024.

Results of Operations
The current quarter results were impacted by the following matters. Net interest income and margin were modestly impacted by a continued mix-shift to and repricing of higher cost funding that offset the increase in yields on interest-earning assets. Deposit betas increased modestly to 40%, from 38% in the prior linked quarter3. Additionally, the results included several non-recurring matters, which included a $1.2 million gain on sale of a portion of the Company’s trust business, a $1.2 million write-off in income tax expense, $418,000 in FDIC special assessments, and $345,000 in bank owned life insurance death benefits.
Net Interest Income and Margin
March 31, 2024 vs. March 31, 2023
Net interest income decreased to $86.2 million, from $98.8 million, primarily reflecting the net impact of the higher interest rate environment.
Net interest margin decreased to 2.81%, from 3.34%. Excluding the impact of purchase accounting accretion and prepayment fees of 0.04% for both quarters, net interest margin decreased to 2.77%, from 3.30%. Net interest margin decreased primarily due to the increase in cost of funds outpacing the increase in yield on average interest-earning assets.
Average interest-earning assets increased by $340.3 million, primarily driven by growth of $163.9 million in total loans and $143.0 million in securities. The average yield for interest-earning assets increased to 5.26%, from 4.68%.
The cost of average interest-bearing liabilities increased to 3.03%, from 1.74%, primarily due to higher cost of deposits. The total cost of deposits (including non-interest bearing deposits) increased to 2.31%, from 0.88%. Average interest-bearing liabilities increased by $636.4 million, primarily due to
3 Deposit beta measures the change in the interest rates paid for interest-bearing deposit accounts versus the change in the federal funds target rate. Represents the deposit beta for total deposits (interest-bearing and non-interest bearing) for the current rate cycle (since December 31, 2021).

an increase in total deposits, partly offset by a decrease in Federal Home Loan Bank (“FHLB”) advances, which reflect a shift in funding sources.
March 31, 2024 vs. December 31, 2023
Net interest income decreased by $1.6 million, reflecting a slight decrease in net interest margin to 2.81%, from 2.82%, as the increase in cost of funds was offset by yields of average interest earning assets. Excluding the impact of purchase accounting accretion and prepayment fees of 0.04% and 0.05% for the respective quarters, net interest margin remained flat at 2.77% for both periods.
Average interest-earning assets increased by $1.2 million, and the yield on average interest-earning assets increased to 5.26%, from 5.16% primarily due to securities purchased at the end of the prior linked quarter.
The total cost of average interest-bearing liabilities increased to 3.03%, from 2.91%, primarily due to higher cost of deposits and increased other borrowings. Total cost of deposits (including non-interest bearing deposits) increased to 2.31%, from 2.22%. Average interest-bearing liabilities increased by $91.2 million, primarily due to a mix shift from deposits to other borrowings.
Provision for Credit Losses
    Provision for credit losses for the quarter ended March 31, 2024 was $591,000, as compared to $3.0 million and $3.2 million for the corresponding prior year period and prior linked quarter, respectively. The current quarter provision was driven by the net effect of continued uncertainty impacting the banking industry and improvements in macro-economic forecasts.
Net loan charge-offs were $349,000 for the quarter ended March 31, 2024 primarily related to a single consumer borrower, as compared to net loan recoveries of $47,000 for the corresponding prior year period. Net loan charge-offs were $35,000 in the prior linked quarter. Refer to “Asset Quality” section for further discussion.

Non-interest Income
March 31, 2024 vs. March 31, 2023
Other income increased to $12.3 million, as compared to $2.1 million. The current quarter’s other income was favorably impacted by non-core operations of $3.1 million related to net gains on equity investments and a gain on sale of a portion of its trust business. The prior year period’s other income was adversely impacted by non-core operations of $7.5 million, primarily related to losses on sale of investments.
Excluding non-core operations, other income decreased by $370,000, primarily driven by a decrease in fees and service charges of $686,000 on lower retail deposit fees and title activity.
March 31, 2024 vs. December 31, 2023
Other income in the prior linked quarter was $11.9 million and included non-core operations of $2.2 million related to net gains on equity investments. Excluding non-core operations, other income decreased by $484,000, primarily due to a decrease in fees and service charges of $842,000, which was driven by the same factors as noted above.
Non-interest Expense
March 31, 2024 vs. March 31, 2023
Operating expenses decreased to $58.7 million, as compared to $61.3 million. Operating expenses were adversely impacted by non-core items of $418,000, from an FDIC special assessment in the current year, and $92,000 from merger related and net branch consolidation expenses in the prior year.
Excluding non-core operations, operating expenses decreased $3.0 million. The primary drivers were decreases in professional fees of $2.4 million and compensation and employee benefits expenses of $1.2 million, which reflect the net realization of the Company’s performance improvements initiatives and strategic investments made over the past year.

March 31, 2024 vs. December 31, 2023
Operating expenses in the prior linked quarter was $60.2 million and included non-core operations of $1.7 million, related to an FDIC special assessment. Excluding non-core operations, operating expenses decreased by $272,000.
Income Tax Expense
The provision for income taxes was $10.6 million for the quarter ended March 31, 2024, as compared to $8.7 million for the same prior year period, and $8.6 million for the prior linked quarter. The effective tax rate was 27.1% for the quarter ended March 31, 2024, as compared to 23.7% for the same prior year period, and 23.6% for the prior linked quarter. The current quarter's effective tax rate was negatively impacted by 3.0% due to a one-time write-off of a deferred tax asset of $1.2 million.
Financial Condition
March 31, 2024 vs. December 31, 2023
Total assets decreased by $119.3 million to $13.42 billion, from $13.54 billion, primarily due to decreases in loans and debt securities. Total loans decreased by $68.9 million to $10.13 billion, from $10.19 billion, due to loan payoffs and lower loan originations. Held-to-maturity debt securities decreased by $31.1 million to $1.13 billion, from $1.16 billion, primarily due to principal repayments. Other assets increased by $20.3 million to $200.0 million, from $179.7 million, primarily due to increase in market values associated with customer interest rate swap programs.
Total liabilities decreased by $123.2 million to $11.75 billion, from $11.88 billion primarily related to lower deposits and a funding mix shift. Deposits decreased by $198.1 million to $10.24 billion, from $10.43 billion. Time deposits decreased to $2.32 billion, from $2.45 billion, or 22.7% and 23.4% of total deposits, respectively, which was primarily related to planned runoff of brokered time deposits which decreased by $88.1 million. The loan-to-deposit ratio was 98.9%, as compared to 97.7%. FHLB advances decreased by $190.2 million to $658.4 million, from $848.6 million due to mix shift in funding sources to other borrowings, which increased by $229.3 million to $425.7 million, from $196.5 million, as a result of lower cost funding availability.
Other liabilities increased by $36.4 million to $337.1 million, from $300.7 million, primarily due to an increase in the market values associated with customer interest rate swaps and related collateral received from counterparties.
Capital levels remain strong and in excess of “well-capitalized” regulatory levels at March 31, 2024 including the Company’s common equity tier one capital ratio which increased to 11.0%, up approximately 15 basis points from December 31, 2023.
    Total stockholders’ equity increased to $1.67 billion, as compared to $1.66 billion, primarily reflecting net income, partially offset by capital returns comprising of share repurchases and dividends. For the quarter ended March 31, 2024, the Company repurchased 957,827 shares totaling $15.1 million representing a weighted average cost of $15.64. The Company had 1,976,611 shares available for repurchase under the repurchase program authorized. Additionally, accumulated other comprehensive loss decreased by $1.4 million primarily due to increases in fair market value of available-for-sale debt securities, net of tax.
The Company’s tangible common equity2 increased by $4.7 million to $1.10 billion. The Company’s stockholders’ equity to assets ratio was 12.41% at March 31, 2024, and tangible common equity to tangible assets ratio increased by 11 basis points during the quarter to 8.49%, primarily due to the drivers described above.
Book value per common share increased to $28.32, as compared to $27.96. Tangible book value per common share2 increased to $18.63, as compared to $18.35.

Asset Quality
March 31, 2024 vs. December 31, 2023
Overall asset quality metrics remained stable for the quarter. The Company’s non-performing loans increased to $35.0 million from $29.5 million and represented 0.35% and 0.29% of total loans, respectively. The allowance for loan credit losses as a percentage of total non-performing loans was 191.86%, as compared to 227.21%. The level of 30 to 89 days delinquent loans decreased to $17.5 million, from $19.2 million. The Company’s allowance for loan credit losses was 0.66% of total loans for each period. Refer to “Provision for Credit Losses” section for further discussion.
The Company’s asset quality, excluding purchased with credit deterioration (“PCD”) loans, was as follows. Non-performing loans increased to $31.5 million, from $26.4 million. The allowance for loan credit losses as a percentage of total non-performing loans was 213.34%, as compared to 254.64%. The level of 30 to 89 days delinquent loans, excluding non-performing loans, decreased to $15.4 million, from $17.7 million. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $74.2 million, or 0.73% of total loans, as compared to $74.7 million, or 0.73% of total loans.
Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets, goodwill or preferred stock, all of which can vary from period to period, provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Annual Meeting
The Annual Meeting of Stockholders will be held on Tuesday, May 21, 2024 at 8:00 a.m. Eastern Time, as previously announced. The meeting will be held virtually through a live webcast. Stockholders as of the record date of March 25, 2024 are invited to participate in the live event. Voting before the meeting is encouraged, even for stockholders planning to participate in the virtual webcast. Votes may be submitted by telephone or online according to the instructions on the proxy card or by mail. A link to the live webcast is available by visiting oceanfirst.com - Investor Relations. Access will begin at 7:45 a.m. Eastern Time to allow time for stockholders to log-in with the control number provided on the proxy card prior to the 8:00 a.m. Eastern Time scheduled start. Eligible stockholders may also vote during the live meeting online at www.virtualshareholdermeeting.com/OCFC2024 by entering the 16-digit control number included on the proxy card or notice. As a reminder, participants of the meeting are not required to vote.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, April 19, 2024 at 11:00 a.m. Eastern Time. The direct dial number for the call is (833) 470-1428, using the access code 606038. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, access code 203920, from one hour after the end of the call until May 17, 2024. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.4 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “will”, “should”, “may”, “view”, “opportunity”, “potential”, or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio, including the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the effect of the Company’s rating under the Community Reinvestment Act, the impact of pandemics on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	March 31,	December 31,	March 31,
	2024	2023	2023
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$130,422	$153,718	$496,193
Debt securities available-for-sale, at estimated fair value	744,944	753,892	452,195
Debt securities held-to-maturity, net of allowance for securities credit losses of $1,058 at March 31, 2024, $1,133 at December 31, 2023 and $1,043 at March 31, 2023 (estimated fair value of $1,029,965 at March 31, 2024, $1,068,438 at December 31, 2023 and $1,149,673 at March 31, 2023)	1,128,666	1,159,735	1,245,424
Equity investments	103,201	100,163	101,007
Restricted equity investments, at cost	85,689	93,766	115,750
Loans receivable, net of allowance for loan credit losses of $67,173 at March 31, 2024, $67,137 at December 31, 2023 and $60,195 at March 31, 2023	10,068,209	10,136,721	9,986,949
Loans held-for-sale	4,702	5,166	1,885
Interest and dividends receivable	52,502	51,874	47,342
Premises and equipment, net	119,211	121,372	126,019
Bank owned life insurance	266,615	266,498	262,654
Assets held for sale	28	28	2,719
Goodwill	506,146	506,146	506,146
Core deposit intangible	8,669	9,513	12,470
Other assets	199,974	179,661	198,422
Total assets	$13,418,978	$13,538,253	$13,555,175
Liabilities and Stockholders’ Equity
Deposits	$10,236,851	$10,434,949	$9,993,095
Federal Home Loan Bank advances	658,436	848,636	1,346,566
Securities sold under agreements to repurchase with customers	66,798	73,148	70,938
Other borrowings	425,722	196,456	195,663
Advances by borrowers for taxes and insurance	28,187	22,407	31,198
Other liabilities	337,147	300,712	307,344
Total liabilities	11,753,141	11,876,308	11,944,804
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	1,665,112	1,661,163	1,609,553
Non-controlling interest	725	782	818
Total stockholders’ equity	1,665,837	1,661,945	1,610,371
Total liabilities and stockholders’ equity	$13,418,978	$13,538,253	$13,555,175

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,
	March 31,	December 31,	March 31,
	2024	2023	2023
	|---------------------- (Unaudited) ----------------------|
Interest income:
Loans	$137,121	$137,110	$121,720
Debt securities	19,861	15,444	14,286
Equity investments and other	4,620	7,880	3,028
Total interest income	161,602	160,434	139,034
Interest expense:
Deposits	59,855	59,467	21,330
Borrowed funds	15,523	13,143	18,902
Total interest expense	75,378	72,610	40,232
Net interest income	86,224	87,824	98,802
Provision for credit losses	591	3,153	3,013
Net interest income after provision for credit losses	85,633	84,671	95,789
Other income:
Bankcard services revenue	1,416	1,531	1,330
Trust and asset management revenue	526	610	612
Fees and service charges	4,473	5,315	5,159
Net gain on sales of loans	357	309	20
Net gain (loss) on equity investments	1,923	2,176	(6,801)
Income from bank owned life insurance	1,862	1,427	1,281
Commercial loan swap income	138	29	701
Other	1,591	464	(229)
Total other income	12,286	11,861	2,073
Operating expenses:
Compensation and employee benefits	32,759	32,126	33,920
Occupancy	5,199	5,218	5,239
Equipment	1,130	1,172	1,205
Marketing	990	1,112	982
Federal deposit insurance and regulatory assessments	3,135	4,386	1,749
Data processing	5,956	6,430	6,154
Check card processing	1,050	991	1,281
Professional fees	2,732	2,858	5,098
Amortization of core deposit intangible	844	976	1,027
Branch consolidation expense, net	—	—	70
Merger related expenses	—	—	22
Other operating expense	4,877	4,920	4,562
Total operating expenses	58,672	60,189	61,309
Income before provision for income taxes	39,247	36,343	36,553
Provision for income taxes	10,637	8,591	8,654
Net income	28,610	27,752	27,899
Net (loss) income attributable to non-controlling interest	(57)	70	16
Net income attributable to OceanFirst Financial Corp.	28,667	27,682	27,883
Dividends on preferred shares	1,004	1,004	1,004
Net income available to common stockholders	$27,663	$26,678	$26,879
Basic earnings per share	$0.47	$0.46	$0.46
Diluted earnings per share	$0.47	$0.46	$0.46
Average basic shares outstanding	58,789	59,120	58,774
Average diluted shares outstanding	58,791	59,123	58,918

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		March 31,	December 31,	September 30,	June 30,	March 31,
		2024	2023	2023	2023	2023
Commercial:
Commercial real estate - investor		$5,322,755	$5,353,974	$5,334,279	$5,319,686	$5,296,661
Commercial real estate - owner-occupied		914,582	943,891	957,216	981,618	986,366
Commercial and industrial		677,176	666,532	652,119	620,284	622,201
Total commercial		6,914,513	6,964,397	6,943,614	6,921,588	6,905,228
Consumer:
Residential real estate		2,965,276	2,979,534	2,928,259	2,906,556	2,881,811
Home equity loans and lines and other consumer ("other consumer")		245,859	250,664	251,698	255,486	252,773
Total consumer		3,211,135	3,230,198	3,179,957	3,162,042	3,134,584
Total loans		10,125,648	10,194,595	10,123,571	10,083,630	10,039,812
Deferred origination costs (fees), net		9,734	9,263	8,462	8,267	7,332
Allowance for loan credit losses		(67,173)	(67,137)	(63,877)	(61,791)	(60,195)
Loans receivable, net		$10,068,209	$10,136,721	$10,068,156	$10,030,106	$9,986,949
Mortgage loans serviced for others		$89,555	$68,217	$52,796	$50,820	$50,421
	At March 31, 2024 Average Yield
Loan pipeline (1):
Commercial	8.18%	$66,167	$124,707	$50,756	$39,164	$236,550
Residential real estate	6.91	57,340	49,499	66,682	58,022	61,258
Other consumer	8.82	13,030	8,819	13,795	18,621	20,589
Total	7.71%	$136,537	$183,025	$131,233	$115,807	$318,397

	For the Three Months Ended
	March 31,		December 31,	September 30,	June 30,	March 31,
	2024		2023	2023	2023	2023
	Average Yield
Loan originations:
Commercial	7.99%	$123,010	$94,294	$90,263	$197,732	$200,504
Residential real estate	6.78	78,270	113,227	92,299	100,542	65,580
Other consumer	8.94	11,405	16,971	17,019	22,487	15,927
Total	7.60%	$212,685	$224,492	$199,581	$320,761	$282,011
Loans sold		$29,965	$20,138	$15,404	$18,664	$3,861
(1)Loan pipeline includes loans approved but not funded.

DEPOSITS	At
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Type of Account
Non-interest-bearing	$1,639,828	$1,657,119	$1,827,381	$1,854,136	$1,984,197
Interest-bearing checking	3,865,699	3,911,766	3,708,874	3,537,834	3,697,223
Money market	1,150,979	1,021,805	860,025	770,440	615,993
Savings	1,260,309	1,398,837	1,484,000	1,229,897	1,308,715
Time deposits (1)	2,320,036	2,445,422	2,653,649	2,766,030	2,386,967
Total deposits	$10,236,851	$10,434,949	$10,533,929	$10,158,337	$9,993,095
(1)Includes brokered time deposits of $543.4 million, $631.5 million, $995.5 million, $1.42 billion, and $1.24 billion at March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, respectively.

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY (1)	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Non-performing loans:
Commercial real estate - investor	$21,507	$20,820	$20,723	$13,000	$13,643
Commercial real estate - owner-occupied	3,355	351	240	565	251
Commercial and industrial	567	304	1,120	199	162
Residential real estate	7,181	5,542	5,624	6,174	5,650
Other consumer	2,401	2,531	2,391	2,820	2,731
Total non-performing loans	$35,011	$29,548	$30,098	$22,758	$22,437
Delinquent loans 30 to 89 days	$17,534	$19,202	$20,591	$3,136	$11,232
Modifications to borrowers experiencing financial difficulty (2)
Non-performing (included in total non-performing loans above)	$9,075	$6,420	$6,679	$6,882	$6,556
Performing	15,619	15,361	7,645	7,516	7,619
Total modifications to borrowers experiencing financial difficulty (2)	$24,694	$21,781	$14,324	$14,398	$14,175
Allowance for loan credit losses	$67,173	$67,137	$63,877	$61,791	$60,195
Allowance for loan credit losses as a percent of total loans receivable (3)	0.66%	0.66%	0.63%	0.61%	0.60%
Allowance for loan credit losses as a percent of total non-performing loans (3)	191.86	227.21	212.23	271.51	268.28
Non-performing loans as a percent of total loans receivable	0.35	0.29	0.30	0.23	0.22
Non-performing assets as a percent of total assets	0.26	0.22	0.22	0.17	0.17
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses	$16,700	$16,122	$18,640	$18,872	$20,513
Non-performing PCD loans	3,525	3,183	3,177	3,171	3,929
Delinquent PCD and non-performing loans 30 to 89 days	2,088	1,516	13,007	1,976	2,248
PCD modifications to borrowers experiencing financial difficulty (2)	764	771	750	755	758
Asset quality, excluding PCD loans (4)
Non-performing loans	31,486	26,365	26,921	19,587	18,508
Delinquent loans 30 to 89 days (excludes non-performing loans)	15,446	17,686	7,584	1,160	8,984
Modifications to borrowers experiencing financial difficulty (2)	23,930	21,010	13,574	13,643	13,417
Allowance for loan credit losses as a percent of total non-performing loans (3)	213.34%	254.64%	237.28%	315.47%	325.24%
Non-performing loans as a percent of total loans receivable	0.31	0.26	0.27	0.19	0.18
Non-performing assets as a percent of total assets	0.23	0.19	0.20	0.14	0.14
(1)Since September 30, 2023, non-performing loans included the remaining exposure of $8.8 million on a commercial real estate relationship that was partially charged-off during the quarter ended September 30, 2023.
(2)Balances include both modifications to borrowers experiencing financial difficulty, in accordance with ASU 2022-02 adopted on January 1, 2023, and previously existing troubled debt restructurings.
(3)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $7.0 million, $7.5 million, $8.8 million, $9.8 million and $10.5 million at March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, respectively.
(4)All balances and ratios exclude PCD loans.

(continued)

NET LOAN (CHARGE-OFFS) RECOVERIES	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Net loan (charge-offs) recoveries:
Loan charge-offs	$(441)	$(98)	$(8,379)	$(206)	$(10)
Recoveries on loans	92	63	108	83	57
Net loan (charge-offs) recoveries	$(349)	$(35)	$(8,271)	$(123)	$47
Net loan (charge-offs) recoveries to average total loans (annualized)	0.01%	—%	0.33%	—%	NM*
Net loan (charge-offs) recoveries detail:
Commercial	$(35)	$9	$(8,332)	$(117)	$—
Residential real estate	66	9	17	9	8
Other consumer	(380)	(53)	44	(15)	39
Net loan (charge-offs) recoveries	$(349)	$(35)	$(8,271)	$(123)	$47
* Not meaningful as amounts are net loan recoveries.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$163,192	$2,226	5.49%	$396,843	$5,423	5.42%	$129,740	$938	2.93%
Securities (2)	2,098,421	22,255	4.27	1,863,136	17,901	3.81	1,955,399	16,376	3.40
Loans receivable, net (3)
Commercial	6,925,048	104,421	6.06	6,937,191	105,260	6.02	6,840,006	92,780	5.50
Residential real estate	2,974,468	28,596	3.85	2,957,671	27,934	3.78	2,872,049	25,161	3.50
Other consumer	248,396	4,104	6.65	250,300	3,916	6.21	263,404	3,779	5.82
Allowance for loan credit losses, net of deferred loan costs and fees	(59,141)	—	—	(56,001)	—	—	(50,554)	—	—
Loans receivable, net	10,088,771	137,121	5.46	10,089,161	137,110	5.40	9,924,905	121,720	4.96
Total interest-earning assets	12,350,384	161,602	5.26	12,349,140	160,434	5.16	12,010,044	139,034	4.68
Non-interest-earning assets	1,206,336			1,243,967			1,234,549
Total assets	$13,556,720			$13,593,107			$13,244,593
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,925,965	20,795	2.13%	$3,908,517	19,728	2.00%	$3,863,338	6,269	0.66%
Money market	1,092,003	9,172	3.38	941,859	7,520	3.17	705,631	1,759	1.01
Savings	1,355,718	4,462	1.32	1,446,935	5,193	1.42	1,369,118	334	0.10
Time deposits	2,414,063	25,426	4.24	2,596,706	27,026	4.13	1,826,662	12,968	2.88
Total	8,787,749	59,855	2.74	8,894,017	59,467	2.65	7,764,749	21,330	1.11
FHLB Advances	644,818	7,771	4.85	615,172	7,470	4.82	1,222,791	14,614	4.85
Securities sold under agreements to repurchase	68,500	411	2.41	80,181	387	1.91	71,898	90	0.51
Other borrowings (4)	500,901	7,341	5.89	321,369	5,286	6.53	306,156	4,198	5.56
Total borrowings	1,214,219	15,523	5.14	1,016,722	13,143	5.13	1,600,845	18,902	4.79
Total interest-bearing liabilities	10,001,968	75,378	3.03	9,910,739	72,610	2.91	9,365,594	40,232	1.74
Non-interest-bearing deposits	1,634,583			1,739,499			2,028,507
Non-interest-bearing liabilities(4)	247,129			292,170			240,815
Total liabilities	11,883,680			11,942,408			11,634,916
Stockholders’ equity	1,673,040			1,650,699			1,609,677
Total liabilities and equity	$13,556,720			$13,593,107			$13,244,593
Net interest income		$86,224			$87,824			$98,802
Net interest rate spread (5)			2.23%			2.25%			2.94%
Net interest margin (6)			2.81%			2.82%			3.34%
Total cost of deposits (including non-interest-bearing deposits)			2.31%			2.22%			0.88%

(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    For the three months ended March 31, 2023, includes reclassifications to conform with current period presentation.
(5)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Selected Financial Condition Data:
Total assets	$13,418,978	$13,538,253	$13,498,183	$13,538,903	$13,555,175
Debt securities available-for-sale, at estimated fair value	744,944	753,892	453,208	452,016	452,195
Debt securities held-to-maturity, net of allowance for securities credit losses	1,128,666	1,159,735	1,189,339	1,222,507	1,245,424
Equity investments	103,201	100,163	97,908	96,452	101,007
Restricted equity investments, at cost	85,689	93,766	82,484	105,305	115,750
Loans receivable, net of allowance for loan credit losses	10,068,209	10,136,721	10,068,156	10,030,106	9,986,949
Deposits	10,236,851	10,434,949	10,533,929	10,158,337	9,993,095
Federal Home Loan Bank advances	658,436	848,636	606,056	1,091,666	1,346,566
Securities sold under agreements to repurchase and other borrowings	492,520	269,604	279,164	270,377	266,601
Total stockholders’ equity	1,665,837	1,661,945	1,637,604	1,626,283	1,610,371

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Selected Operating Data:
Interest income	$161,602	$160,434	$158,410	$150,096	$139,034
Interest expense	75,378	72,610	67,414	57,987	40,232
Net interest income	86,224	87,824	90,996	92,109	98,802
Provision for credit losses	591	3,153	10,283	1,229	3,013
Net interest income after provision for credit losses	85,633	84,671	80,713	90,880	95,789
Other income (excluding activity related to debt and equity investments and sale of trust business)	9,201	9,685	9,310	9,487	9,571
Net gain (loss) on equity investments	1,923	2,176	1,452	(559)	(2,193)
Net loss on sale of investments	—	—	—	—	(5,305)
Net gain on sale of trust business	1,162	—	—	—	—
Operating expenses (excluding FDIC special assessment, merger related and branch consolidation expense, net)	58,254	58,526	64,484	62,930	61,217
FDIC special assessment	418	1,663	—	—	—
Branch consolidation expense, net	—	—	—	—	70
Merger related expenses	—	—	—	—	22
Income before provision for income taxes	39,247	36,343	26,991	36,878	36,553
Provision for income taxes	10,637	8,591	6,459	8,996	8,654
Net income	28,610	27,752	20,532	27,882	27,899
Net (loss) income attributable to non-controlling interest	(57)	70	(135)	85	16
Net income attributable to OceanFirst Financial Corp.	$28,667	$27,682	$20,667	$27,797	$27,883
Net income available to common stockholders	$27,663	$26,678	$19,663	$26,793	$26,879
Diluted earnings per share	$0.47	$0.46	$0.33	$0.45	$0.46
Net accretion/amortization of purchase accounting adjustments included in net interest income	$921	$1,604	$1,745	$1,152	$1,237

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	0.82%	0.78%	0.57%	0.80%	0.82%
Return on average tangible assets (3) (4)	0.85	0.81	0.59	0.83	0.86
Return on average stockholders’ equity (3)	6.65	6.41	4.75	6.61	6.77
Return on average tangible stockholders’ equity (3) (4)	9.61	9.33	6.93	9.70	10.00
Return on average tangible common equity (3) (4)	10.09	9.81	7.29	10.21	10.53
Stockholders’ equity to total assets	12.41	12.28	12.13	12.01	11.88
Tangible stockholders’ equity to tangible assets (4)	8.92	8.80	8.64	8.51	8.37
Tangible common equity to tangible assets (4)	8.49	8.38	8.21	8.09	7.95
Net interest rate spread	2.23	2.25	2.37	2.52	2.94
Net interest margin	2.81	2.82	2.91	3.02	3.34
Operating expenses to average assets	1.74	1.76	1.88	1.87	1.88
Efficiency ratio (5)	59.56	60.38	63.37	62.28	60.78
Loan-to-deposit ratio	98.90	97.70	96.10	99.30	100.50

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$236,891	$335,769	$336,913	$339,890	$333,436
Nest Egg AUA/M	407,478	401,420	385,317	397,927	400,227
Total AUA/M	644,369	737,189	722,230	737,817	733,663
Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share at end of period	28.32	27.96	27.56	27.37	27.07
Tangible book value per common share at end of period (4)	18.63	18.35	17.93	17.72	17.42
Common shares outstanding at end of period	58,812,498	59,447,684	59,421,498	59,420,859	59,486,086
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	39	39	38	38	38
Quarterly Average Balances
Total securities	$2,098,421	$1,863,136	$1,873,450	$1,931,032	$1,955,399
Loans receivable, net	10,088,771	10,089,161	10,040,522	10,010,785	9,924,905
Total interest-earning assets	12,350,384	12,349,140	12,384,797	12,250,055	12,010,044
Total goodwill and core deposit intangible	515,356	516,289	517,282	518,265	519,282
Total assets	13,556,720	13,593,107	13,637,213	13,467,721	13,244,593
Time deposits	2,414,063	2,596,706	2,867,921	2,458,872	1,826,662
Total deposits (including non-interest-bearing deposits)	10,422,332	10,633,516	10,626,159	9,993,010	9,793,256
Total borrowings	1,214,219	1,016,722	1,095,173	1,603,126	1,600,845
Total interest-bearing liabilities	10,001,968	9,910,739	9,880,134	9,722,910	9,365,594
Non-interest bearing deposits	1,634,583	1,739,499	1,841,198	1,873,226	2,028,507
Stockholders' equity	1,673,040	1,650,699	1,642,899	1,626,693	1,609,677
Tangible stockholders’ equity (4)	1,157,684	1,134,410	1,125,617	1,108,428	1,090,395

Quarterly Yields and Costs
Total securities	4.27%	3.81%	3.82%	3.47%	3.40%
Loans receivable, net	5.46	5.40	5.30	5.17	4.96
Total interest-earning assets	5.26	5.16	5.08	4.91	4.68
Time deposits	4.24	4.13	4.06	3.57	2.88
Total cost of deposits (including non-interest-bearing deposits)	2.31	2.22	1.99	1.52	0.88
Total borrowed funds	5.14	5.13	5.12	5.02	4.79
Total interest-bearing liabilities	3.03	2.91	2.71	2.39	1.74
Net interest spread	2.23	2.25	2.37	2.52	2.94
Net interest margin	2.81	2.82	2.91	3.02	3.34
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity (also referred to as “tangible book value”) excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Core Earnings:
Net income available to common stockholders (GAAP)	$27,663	$26,678	$19,663	$26,793	$26,879
(Less) add non-recurring and non-core items:
Net (gain) loss on equity investments(1)	(1,923)	(2,176)	(1,452)	559	2,193
Net loss on sale of investments(1)	—	—	—	—	5,305
Net gain on sale of trust business	(1,162)	—	—	—	—
FDIC special assessment	418	1,663	—	—	—
Merger related expenses	—	—	—	—	22
Branch consolidation expense, net	—	—	—	—	70
Income tax expense (benefit) on items	642	129	351	(162)	(1,797)
Core earnings (Non-GAAP)	$25,638	$26,294	$18,562	$27,190	$32,672
Income tax expense	$10,637	$8,591	$6,459	$8,996	$8,654
Provision for credit losses	591	3,153	10,283	1,229	3,013
Less: income tax expense (benefit) on non-core items	642	129	351	(162)	(1,797)
Core earnings PTPP (Non-GAAP)	$36,224	$37,909	$34,953	$37,577	$46,136
Core earnings diluted earnings per share	$0.44	$0.45	$0.32	$0.46	$0.55
Core earnings PTPP diluted earnings per share	$0.62	$0.65	$0.59	$0.64	$0.78

Core Ratios (Annualized):
Return on average assets	0.76%	0.77%	0.54%	0.81%	1.00%
Return on average tangible stockholders’ equity	8.91	9.20	6.54	9.84	12.15
Return on average tangible common equity	9.36	9.67	6.88	10.36	12.80
Efficiency ratio	61.05	60.02	64.29	61.94	56.49
(1) The sale of specific positions in two financial institutions impacted both equity investments and debt securities for the three months ended March 31, 2023. On the Consolidated Statements of Income, the losses on sale of equity investments and debt securities are reported within net gain (loss) on equity investments ($4.6 million) and other ($697,000), respectively, for the three months ended March 31, 2023.

(continued)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Tangible Equity:
Total stockholders' equity	$1,665,837	$1,661,945	$1,637,604	$1,626,283	$1,610,371
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	8,669	9,513	10,489	11,476	12,470
Tangible stockholders' equity	1,151,022	1,146,286	1,120,969	1,108,661	1,091,755
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$1,095,495	$1,090,759	$1,065,442	$1,053,134	$1,036,228

Tangible Assets:
Total assets	$13,418,978	$13,538,253	$13,498,183	$13,538,903	$13,555,175
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	8,669	9,513	10,489	11,476	12,470
Tangible assets	$12,904,163	$13,022,594	$12,981,548	$13,021,281	$13,036,559

Tangible stockholders' equity to tangible assets	8.92%	8.80%	8.64%	8.51%	8.37%
Tangible common equity to tangible assets	8.49%	8.38%	8.21%	8.09%	7.95%